Exhibit 99.1

Health Insurance Innovations, Inc. Reports Record Revenue

Q3 Revenue Up 59% from 3Q 2013

Company Increased Full Year 2014 Revenue Guidance to 50% or More

TAMPA, Fla. and Sunnyvale, Cal., November 10, 2014 (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc., “HII” (Nasdaq:HIIQ), is a leading developer, distributor and virtual administrator of affordable, cloud-based individual health insurance plans and ancillary products. HealthPocket, Inc., a subsidiary of HII, is the most comprehensive consumer comparison shopping website for health insurance plans. HII today reported results for the third quarter ended September 30, 2014.

Third Quarter Financial Highlights

•	Record revenue of $23.4 million, an increase of 59.2% over $14.7 million in the third quarter of 2013. This was HII’s eleventh straight quarter of sequential quarterly revenue growth.

•	Total collections from customers, which our industry refers to as premium equivalents, was $42.2 million, representing 62.3% growth from $26.0 million in the third quarter of 2013. See the reconciliation of premium equivalents to revenues and adjusted gross margin in this press release.

•	Record policies in force as of September 30, 2014, totaling 104,307 – a 54.3% increase from 67,597 in the third quarter of 2013.

•	Adjusted gross margin of $11.1 million, representing 70.8% growth from $6.5 million in the third quarter of 2013. For the third quarter of 2014, the ratio of adjusted gross margin to premium equivalents was 26.3%, compared to 25.0% for the third quarter of 2013.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $1.8 million for the third quarter of 2014, compared to $1.9 million for the same period in 2013. See reconciliation of net loss to adjusted EBITDA included within this press release.

•	Quarterly net loss of $12.3 million vs. net income of $0.5 million in the third quarter of 2013. This loss is primarily due to $10.4 million of cash-neutral tax-related expense associated with the public offering of Class A shares of and increased selling, general and administrative (“SG&A”) expenses as a result of investments for continued growth and increases in acquisition-related expenses not reflected in the prior year.

•	Net loss per diluted share for the third quarter of 2014 was $1.77 compared to net income of $0.08 per diluted share in the third quarter of 2013. Adjusted EPS was $0.08 for the third quarter of 2014 compared to $0.09 in the third quarter of 2013.

•	Cash generated by operations during the third quarter of 2014 was $1.1 million and the Company had cash and short term investments totaling $14.3 million as of the end of the third quarter.

“We were pleased with our continued top-line momentum in the third quarter, and we are well positioned to continue our growth in the fourth quarter during the Affordable Care Act and Medicare open enrollment periods. Based on our strong momentum, we increased our full-year revenue growth guidance to 50% or more compared to 2013 – a significant increase from our beginning of year guidance of at least 32%. In addition, we made very good progress on our core strategies for driving sustainable growth beyond 2014,” said Mike Kosloske, HII’s Chief Executive Officer.

HealthPocket, Inc. Update

Headquartered in Sunnyvale, CA, HealthPocket, Inc., “HealthPocket”, was acquired by HII in July 2014. HealthPocket provides consumers with access to its leading health insurance information search and comparison technology through its website, HealthPocket.com. This free website allows consumers to easily and clearly compare and rank all health insurance plans available for an individual, family, or small business, empowering consumers to make their best health plan decisions and reduce their out of pocket costs.

HealthPocket has significant technology advantages including:

•	Leading data aggregation technology: The size of HealthPocket’s web-site content far exceeds government exchanges as well as commercial website alternatives. HealthPocket uses only objective data from government, non-profit, and private sources that carry no conditions that might restrict the site from serving as an unbiased resource.

•	Superior search technology: HealthPocket’s search and comparison technologies and user-friendly interface make it easy for consumers to find and sort their health plan options.

•	Proprietary health plan rankings: HealthPocket’s proprietary health plan rankings help consumers select the specific plan that best meets their unique needs.

HealthPocket’s key metrics for the third quarter are as follows:

•	Record Health Plan Queries of 533,000, representing 72% growth in the number of queries over the second quarter of 2014. A Health Plan Query is registered for each consumer that receives a health insurance quote on HealthPocket.com.

•	Record Client Referrals of 105,000, representing 135% growth over the number of referrals in the second quarter of 2014. Client Referrals are targeted phone and clickthrough referrals sold by HealthPocket to fulfillment partners or handled in-house by one of HII’s owned call centers.

•	Over 50% of HealthPocket’s Client Referrals in the third quarter of 2014 were fulfilled through strategic distribution partners or call centers of HII that market HII’s short-term medical and ancillary products.

•	Medicare Product Mix of 36% as of September 30, 2014, comparing favorably to HealthPocket’s prior estimate of more than 30%. Product Mix is the percentage of Client Referrals that are for, respectively, Medicare, Affordable Care Act plans or ancillary products. Medicare Client Referrals generally have greater value than other referral categories.

“We were extremely pleased with HealthPocket’s rapid growth, across all our key metrics. More and more consumers everyday are recognizing HealthPocket.com as their best solution to find affordable health care coverage,” said Bruce Telkamp, HII’s Chief Operating Officer and CEO and Co-Founder of HealthPocket. “We are well positioned for the Medicare and ACA Open Enrollment periods, and we are making substantial progress leveraging the many synergy areas between HII and HealthPocket,” continued Telkamp.

Third Quarter 2014 Financial Discussion

Revenues increased 59.2% to $23.4 million for the three month period ended September 30, 2014 compared to the same period in 2013. Premium equivalents increased 62.3% to $42.2 million for the three month period ended September 30, 2014 compared to the same quarter in 2013. Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. The strong growth is driven by the continued demand for our products and the increased capacity of the company’s business model resulting from implementation of our strategic initiatives. A reconciliation of premium equivalents to revenues is included within this press release. By policy type, the mix of revenues in the third quarter of 2014 was as follows: 58% short-term medical, 14% hospital indemnity and 28% ancillary products.

As of September 30, 2014, HII’s distribution included 107 licensed agent call centers and over 16,400 licensed broker distributors compared to 83 call centers and over 9,700 broker distributors at the end of the third quarter in 2013.

Adjusted gross margin, which is calculated starting with gross margin and then adjusted for third-party commissions, credit card and ACH fees, increased to $11.1 million for the third quarter of 2014, up 70.8% compared to the third quarter of 2013. Adjusted gross margin as a percentage of premium equivalents grew to 26.3% during the third quarter of 2014 compared to 25.0% of premium equivalents in the same period in 2013. The increase reflects the expansion of HII’s company-owned distribution network and an increase in the proportion of higher-margin ancillary policies in force. A reconciliation of premium equivalents to revenues and adjusted gross margin for the periods presented is included within this press release.

Third-party commissions during the third quarter of 2014 were $11.4 million and increased $3.5 million compared to $7.9 million over the same period in 2013, with the increase due to an increase in the number of plans in force.

SG&A expenses for the third quarter of 2014 totaled $11.0 million compared to $6.3 million for the third quarter of 2013. The increase was primarily due to investments for sustainable future growth including marketing, selling and headquarters support including executive hires, payroll and lead-procurement expense increases due to the expansion of owned call centers and acquisition-related operating and transaction expenses. SG&A expenses for certain acquisitions and investments including HealthPocket, American Service Insurance Agency, LLC, “ASIA”, and Simple Insurance Leads, LLC, “SIL” were not reflected in 2013 SG&A. Those acquisition-related transaction and operating expenses represented approximately half of the increase compared to 2013.

The founder’s sale of 20% of his holdings referred to in the 8-K filed in August created a net tax benefit to be shared between HII and entities controlled by the founder. To recognize the founder’s share of the future tax benefit, HII recorded a $10.4 million expense and an associated long-term liability in the third quarter of 2014. The payment of the liability will be funded by the tax benefits to be recognized over a 15 year period and is therefore cash-neutral. This expense is reflected in other expense on the statement of operations. A more detailed description of this transaction and the related income tax accounting will be included within HII’s Quarterly Report on Form 10-Q for the third quarter of 2014.

EBITDA was ($10.4) million for the third quarter of 2014 compared to $0.1 million for the same period in 2013, primarily due to the $10.4 million cash-neutral expense related to the Kosloske entities’ share of future tax benefits from the sale of Class A common stock noted above and increased SG&A due to investments for continued growth and acquisition-related expenses not reflected in the same period in 2013.

Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs and other non-cash items (such as stock-based compensation). Adjusted EBITDA was $1.8 million for the third quarter of 2014, compared to $1.9 million for the same period in 2013. A reconciliation of net (loss) income to EBITDA and adjusted EBITDA for the periods presented is included within this press release. Adjusted EBITDA for the third quarter of 2014 compared to the same period in 2013 was negatively impacted by startup expenses and net losses due to lower seasonal sales in Q3 for acquisitions and new ventures including American Service Insurance Agency (ASIA), HealthPocket and Simple Insurance Leads (SIL). After adjusting for those non-comparable acquisition-related expenses, adjusted EBITDA for the third quarter for 2014 was higher than in the third quarter of 2013.

In the third quarter of 2014, the Company reported a pre-tax loss of $11.3 million, compared to a pre-tax loss of $0.3 million in the third quarter of 2013. The primary driver of the pre-tax loss in the third quarter of 2014 was the cash-neutral expense of $10.4 million related to the August 2014 stock sale by the Kosloske entities and an increase in SG&A expenses over the prior year primarily due to investments for future sales growth and acquisition-related transaction and operating expenses.

Net loss per diluted share for the third quarter of 2014 was $1.77, compared to net income of $0.08 per diluted share in the third quarter of 2013. Adjusted net income per share was $0.08 for the third quarter of 2014, compared to $0.09 in the third quarter of 2013. A reconciliation of adjusted EBITDA to adjusted net income per share is included within this press release.

Cash generated by operations during the third quarter of 2014 was $1.1 million, compared to cash generated by operations of $2.8 million in the third quarter of 2013.

2014 Outlook

HII is increasing its full year 2014 revenue guidance to 50% or more compared to 2013, based on strong momentum in the third quarter. The change in guidance is a significant increase from the beginning of year revenue guidance of 32% growth vs. last year.

Based primarily on continued investments to drive sustainable revenue growth beyond 2014 including resources to leverage our acquisitions and new product launches and owned call center expansion, HII expects SG&A expenses as a percentage of revenue in the fourth quarter to increase in the range of 100 to 300 basis points compared to the third quarter percentage of revenue.

Conference Call and Webcast

HII will host a conference call and webcast to discuss these results on Monday, November 10, 2014 at 5:00 p.m. Eastern Time. The toll free dial-in number is (877) 312-8797; the toll number is (678) 825-8236; the conference ID is 17874036. A webcast of the conference call may be accessed in the Investor Relations section of HII’s website at http://investor.hiiquote.com/events.cfm. The webcast will be archived for 30 days. Copies of the earnings release and other financial information about HII may also be accessed in the Investor Relations section of HII’s website at www.hiiquote.com. Copies of the earnings release and other financial information about HII may also be accessed in the Investor Relations section of HII’s website at www.hiiquote.com. The Company regularly posts or otherwise makes available information within the Investor Relations section of HII’s website that may be important to investors.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. (“HII”) develops affordable, high-quality health insurance products through partnerships with best-in-class insurance carriers, distributed through licensed insurance agents as plan configurations customized for the individual consumer. These transactions take place via the industry’s first virtual administrator, an entirely cloud-based proprietary process —Quote-Buy-Print— providing proof-of-coverage to insured in minutes rather than weeks. HII is a data-driven digital business informed by its consumer division.

HII’s consumer division includes HealthPocket.com’s Research & Data business, the largest repository (of any kind) of health insurance information. Additional information about HII can be found at www.hiiquote.com.

About HealthPocket.com

HealthPocket.com is a free website that compares and ranks all health insurance plans available to an individual, family, or small business to allow consumers to make their best health plan decisions and reduce their out of pocket costs. HealthPocket uses only objective data from government, non-profit, and private sources that carry no conditions that might restrict the site from serving as an unbiased resource. HealthPocket, Inc., based in Sunnyvale, California, is an independently-managed subsidiary of HII. Additional information can be found at www.HealthPocket.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on the Company’s current assumptions, expectations and belief are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions (including our July 2014 acquisition of HealthPocket, Inc.), competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,470	$17,054
Cash held on behalf of others	8,379	4,591
Investment proceeds receivable	—	15,000
Short-term investments	1,843	6,877
Accounts receivable, net, prepaid expenses and other current assets	2,112	963
Advanced commissions	5,608	2,596
Income taxes receivable	—	395

Total current assets	30,412	47,476
Property and equipment, net	493	389
Goodwill	38,422	18,014
Intangible assets, net	14,207	5,281
Other assets	192	489

Total assets	$83,726	$71,649

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,278	$7,074
Current portion of contingent acquisition consideration	2,686	1,945
Deferred revenue	74	882
Due to member	—	916
Income taxes payable	744
Other current liabilities	186	187

Total current liabilities	15,968	11,004
Contingent acquisition consideration	2,000	1,931
Due to member pursuant to tax receivable agreement	10,773	423
Other liabilities	379	514

Total liabilities	29,120	13,872
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,850,585 shares issued and 7,848,418 outstanding, and 5,309,594 issued and 5,179,713 outstanding, respectively)	8	5
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 and 8,566,667 shares issued and outstanding, respectively)	7	9
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	56,815	28,787
Treasury stock, at cost (2,167 and 129,881 shares, respectively)	(27)	(1,563)
Accumulated deficit	(14,692)	(3,355)

Total Health Insurance Innovations, Inc. stockholders’ equity	42,111	23,883
Noncontrolling interests	12,495	33,894

Total stockholders’ equity	54,606	57,777

Total liabilities and stockholders’ equity	$83,726	$71,649

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Condensed Consolidated Statements of Operations (unaudited)

($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues (premium equivalents of $42,240 and $25,977 for the three months ended September 30, 2014 and 2013, respectively and $110,375 and $72,256 for the nine months ended September 30, 2014 and 2013, respectively)	$23,364	$14,749	$62,228	$40,818
Cost of revenues	397	—	$397	—

Gross margin	22,967	14,749	61,831	40,818

Operating expenses:
Third-party commissions	11,377	7,928	30,577	24,438
Credit cards and ACH fees	534	313	1,367	861
Contract termination	—	—	—	5,500
Selling, general and administrative	10,990	6,348	27,478	16,010
Depreciation and amortization	907	423	1,723	913

Total operating expenses	23,808	15,012	61,145	47,722

(Loss) income from operations	(841)	(263)	686	(6,904)

Other expense (income):
Tax receivable agreement liability adjustment	10,351	15	10,351	374
Interest expense (income)	—	(7)	(17)	14
Other expense	81	38	763	63

Net loss before income taxes	(11,273)	(309)	(10,411)	(7,355)
Provision (benefit) for income taxes	1,019	(823)	1,146	472

Net (loss) income	(12,292)	514	(11,557)	(7,827)
Net (loss) income attributable to noncontrolling interests	(756)	106	(220)	(4,143)

Net (loss) income attributable to Health Insurance Innovations, Inc.	$(11,536)	$408	$(11,337)	$(3,684)

Per share data:
Net (loss) income per share attributable to Health Insurance Innovations, Inc.
Basic	$(1.77)	$0.09	$(2.05)	$(0.77)

Diluted	$(1.77)	$0.08	$(2.05)	$(0.77)

Weighted average Class A shares outstanding
Basic	6,532,161	4,795,736	5,538,422	4,768,294
Diluted	6,532,161	4,861,336	5,538,422	4,768,294

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

For the Three and Nine Months Ended September 30, 2014 and 2013

(unaudited)

($ in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net (loss) income	$(12,292)	$514	$(11,557)	$(7,827)
Interest expense (income)	—	(7)	(17)	14
Depreciation and amortization	907	423	1,723	913
Provision (benefit) for income taxes	1,019	(823)	1,146	472

EBITDA (1)	(10,366)	107	(8,705)	(6,428)

Non-cash stock based compensation	843	1,575	1,608	4,276
Fair value adjustment to contingent consideration	130	64	939	64
Transaction costs	523	107	753	301
Tax receivable agreement liability adjustment	10,351	15	10,351	374
Other non-recurring charges	363		363
Contract termination expense	—	—	—	5,500

Adjusted EBITDA (2)	$1,844	$1,868	$5,309	$4,087

(1)	EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interest parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including non-cash stock based compensation, fair value adjustment to contingent consideration, transaction costs, tax receivable agreement liability adjustment, contract termination expense and other non-recurring charges. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance U.S. GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin to Gross Margin

For the Three and Nine Months Ended September 30, 2014 and 2013

(unaudited)

($ in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Premium equivalents (1)	$42,240	$25,977	$110,375	$72,256
Risk premium	(17,901)	(10,576)	(45,711)	(29,686)
Amounts earned by third party obligors	(975)	(652)	(2,436)	(1,752)

Revenues	23,364	14,749	62,228	40,818

Cost of revenues	(397)	—	(397)	—

Gross margin	22,967	14,749	61,831	40,818

Third-party commissions	(11,377)	(7,928)	(30,577)	(24,438)
Credit card and ACH fees	(534)	(313)	(1,367)	(861)

Adjusted gross margin (2)	$11,056	$6,508	$29,887	$15,519

(1)	Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included premium equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. Premium equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	Adjusted gross margin is defined as gross margin less third party commissions and credit card and ACH fees. Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included adjusted gross margin in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted gross margin may not accurately or full reflect our costs of generating revenues in the periods presented.

Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share

For the Three and Nine Months Ended September 30, 2014 and 2013

(unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$1,844	$1,868	$5,309	$4,087
Depreciation	(45)	(28)	(111)	(67)

Adjusted pre-tax income	1,799	1,840	5,198	4,020
Provision for income taxes	(684)	(699)	(1,975)	(1,528)

Adjusted net income (1)	$1,115	$1,141	$3,223	$2,492

Total diluted share count	13,374	13,334	12,380	13,317

Adjusted net income per share (2)	$0.08	$0.09	$0.26	$0.19

(1)	Adjusted net income is computed by subtracting depreciation (but not amortization of intangible assets) from adjusted EBITDA to determine adjusted pre-tax income, from which an assumed tax expense calculated at the 38% federal statutory rate is deducted.
(2)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares for each period. We have included adjusted net income per share in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluations of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per shares as reported under U.S. GAAP.

Adjusted Pro Forma Net (Loss) Income per Share

For the Three and Nine Months Ended September 30, 2014 and 2013

(unaudited)

(In thousands, except per share data)

	Three months ended September 30, 2014		Nine months ended September 30, 2014
	2014	2013	2014	2013
Net (loss) income attributable to Health Insurance Innovations, Inc.	$(11,536)	$408	$(11,337)	$(3,684)
Tax receivable agreement liability adjustment	10,351	15	10,351	374
Net (loss) income attributable to noncontrolling interests	(756)	106	(220)	(4,143)

Pro forma adjusted pre-tax net (loss) income	(1,941)	529	(1,206)	(7,453)
(Benefit) provision for income tax (1)	(738)	201	(458)	(2,832)

Pro forma adjusted net (loss) income	$(1,203)	$328	$(748)	$(4,621)

Pro weighted average shares outstanding – basic (2)	14,311,328	13,362,403	13,839,705	13,344,961
Pro forma weighted average shares outstanding – diluted (2)	14,311,328	13,428,003	13,839,705	13,344,961

Pro forma adjusted net (loss) income per share – basic (2)	$(0.08)	$0.02	$(0.05)	$(0.35)

Pro forma adjusted net (loss) income per share – diluted (2)	$(0.08)	$0.02	$(0.05)	$(0.35)

(1)	Based on a presumed federal income tax rate of 38%.
(2)	Adjusted pro forma net (loss) income per share presents net (loss) income per share presented in accordance with GAAP, adjusted assuming that all Class B common stock issued in the IPO was issued as Class A common stock. As such, adjusted pro forma net (loss) income per share assumes that there are no noncontrolling interests included in our financial statements. We also assume that there is no liability under the tax receivable agreement; as such, the tax receivable liability adjustment is also added back to net (loss) income. The pro forma basic and diluted weighted average shares outstanding are also calculated in accordance with GAAP, adjusted assuming that only Class A common stock was issued in the IPO and was outstanding for the periods presented, and any dilutive securities included in the diluted pro forma net (loss) income per share amounts are identical to those included in net (loss) income per share on our consolidated statements of operations.

CONTACTS:

Health Insurance Innovations, Inc.:

Dirk Montgomery

Chief Financial Officer

(877) 376 5831 ext. 282

dmontgomery@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact for HealthPocket.com:

Emily Cashel

Shirley & Banister Public Affairs

(703) 739 5920/(800) 536 5920

ecashel@sbpublicaffairs.com